EXHIBIT 99.1

Pain Therapeutics Reports Q2 2016 Financial Results

AUSTIN, Texas, July 19, 2016 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the second quarter of 2016.  Net loss in Q2 2016 was $3.0 million, or $0.07 per share, compared to a net loss in Q2 2015 of $3.4 million, or $0.07 per share.

At June 30, 2016, cash and investments were $24.6 million, compared to $28.1 million at March 31, 2016.  The Company has no debt.

Financial Highlights for Q2 2016

  Research and development expenses decreased to $1.6 million in Q2 2016 from $2.0 million in Q2 2015, primarily due to the receipt of our grant funding from the National Institutes of Health, recorded as a reduction in research and development expenses.  Research and development expenses included non-cash stock-related compensation costs of $0.4 million in Q2 2016 and $0.3 million in Q2 2015.
  General and administrative expenses increased slightly to $1.5 million in Q2 2016 from $1.4 million in Q2 2015 and included non-cash stock-related compensation costs of $0.6 million in both Q2 2016 and Q2 2015.
  Net cash used in Q2 2016 was $3.5 million.

About Pain Therapeutics, Inc.
We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  We generally focus our drug development efforts around disorders of the nervous system, such as chronic pain.  The FDA has not yet established the safety or efficacy of our drug candidates.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding developing proprietary drugs that offer significant improvements to patients and physicians and guiding new drugs through various regulatory and development pathways.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in completion of development activities and testing of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Operating expenses
Research and development	$1,589	$1,986	$5,184	$3,124
General and administrative	1,455	1,401	3,689	2,858
Total operating expenses	3,044	3,387	8,873	5,982
Operating loss	(3,044)	(3,387)	(8,873)	(5,982)
Interest income	29	13	63	25
Net loss	$(3,015)	$(3,374)	$(8,810)	$(5,957)

Net loss per share, basic and diluted	$(0.07)	$(0.07)	$(0.19)	$(0.13)

Weighted-average shares used in computing
net loss per share, basic and diluted	45,708	45,356	45,532	45,356

CONDENSED BALANCE SHEETS
(in thousands)
			June 30, 2016	December 31, 2015(1)
			(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities			$24,626	$31,299
Other current assets			115	392
Total current assets			24,741	31,691
Other assets			199	227
Total assets			$24,940	$31,918
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$1,019	$1,928
Other accrued liabilities			934	623
Total current liabilities			1,953	2,551
Non-current liabilities			—	—
Total liabilities			1,953	2,551
Stockholders' equity
Common Stock and additional paid-in-capital			162,435	160,005
Accumulated other comprehensive income			—	—
Accumulated deficit			(139,448)	(130,638)
Total stockholders' equity			22,987	29,367
Total liabilities and stockholders' equity			$24,940	$31,918

(1) Derived from the Company's annual financial statements as of December 31, 2015, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information Contact:
Peter S. Roddy
Vice President and Chief Financial Officer
Pain Therapeutics, Inc.
proddy@paintrials.com
(512) 501-2450